Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

To the Stockholder-Director
QVC, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-233799 and 333-244803)
on Form S-3 of QVC, Inc. of our report dated February 25, 2022, with respect to the consolidated balance sheets of QVC, Inc. as of December 31, 2021 and 2020, the related consolidated statements of operations, comprehensive income, equity and cash flows for each of the years in the three-year period ended December 31, 2021 and the related notes, which report appears in the December 31, 2021 annual report on Form 10-K of QVC, Inc.

/s/ KPMG LLP

Philadelphia, Pennsylvania
February 25, 2022